Exhibit 10.3.11

INSMED INCORPORATED
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE AMENDED AND RESTATED 2019 INCENTIVE PLAN FOR NON-U.S. GRANTEES

Grantee Name: /$ParticipantName$/
Target Number of PSUs: /$AwardsGranted$/
Grant Date: /$GrantDate$/

Pursuant to the Insmed Incorporated Amended and Restated 2019 Incentive Plan (the “Plan”) as amended through the date hereof and this Performance-Based Restricted Stock Unit Award Agreement (together with Exhibit A attached hereto, this “Agreement”), Insmed Incorporated (the “Company”) hereby grants an award of performance-based restricted stock units (the “PSUs” or the “PSU Award”) to the individual named above (the “Grantee”). The target number of PSUs subject to this PSU Award is /$AwardsGranted$/ (the “Target PSUs”). Each PSU corresponds to the right to receive one share of Common Stock, subject to the restrictions and conditions set forth herein and in the Plan. The actual number of PSUs that will vest and be settled into shares of Common Stock pursuant to this PSU Award shall depend on the achievement of the performance and service conditions described in Exhibit A attached hereto (the “Vesting Schedule”). All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

The Company acknowledges the receipt from the Grantee of consideration with respect to the par value of the shares of Common Stock subject to the PSU Award in the form of cash, past or future services rendered to the Company by the Grantee or such other form of consideration as is acceptable to the Administrator and permitted under the Plan and applicable law.

1.Agreement with Terms. Execution of this Agreement by the Grantee or receipt of any benefits under this Agreement by the Grantee shall constitute the Grantee’s acknowledgement of and agreement with all of the provisions of this Agreement and of the Plan that are applicable to this PSU Award, and the Company shall administer this Agreement accordingly.

2.Restrictions and Conditions on Award. PSUs granted herein shall be subject to all the terms, conditions and restrictions set forth herein and in the Plan.

3.Timing and Form of Payout of Restricted Stock Units. As soon as practicable (but in no event later than 60 days) following the Vesting Date (as defined below), the Vested PSUs (as defined below) shall be settled in shares of Common Stock (except as provided in Section 5 of this Agreement).

4.Vesting of Award. Except as set forth in Section 5 or Section 6 of this Agreement, the PSUs will vest in accordance with the Vesting Schedule. PSUs that have vested in accordance with the Vesting Schedule or in accordance with Section 5 or Section 6 of this Agreement are referred to herein as “Vested PSUs”. The date on which a PSU becomes a Vested PSU is referred to as its “Vesting Date”. Notwithstanding anything to the contrary herein or in the Plan, the Administrator may at any time accelerate the vesting of all or a portion of the PSU Award.

5.Change in Control. In the event of a Change in Control, the PSU Award shall be assumed, substituted or settled in accordance with Section 14 of the Plan, subject to the following terms:

(a)    Performance Condition and Performance Vesting Factor. If the Change in Control occurs prior to the end of the Performance Period (as defined in the Vesting Schedule): (i) if the PSU Award is not assumed or substituted, the Performance Condition and the Performance Vesting Factor (each as defined in the Vesting Schedule) shall be determined as if the Performance Period ended on the date of the Change in Control and (ii) if the PSU Award is assumed or substituted, the Performance Condition and the Performance Vesting Factor shall be determined based on the Performance Period ending on December 31, 2028; provided that, if the Grantee is terminated without “Cause” or resigns for “Good Reason” (as such terms are defined in Exhibit B attached hereto) on or after the date of the Change in Control and before December 31, 2028, the Performance Condition shall be deemed satisfied and the Performance Vesting Factor shall be equal to the greater of: (x) 1.00 or (y) the Performance Vesting Factor based on actual performance as if the Performance Period ended on the date of such termination of employment.

(b)    Service Condition. The Service Condition (as defined in the Vesting Schedule) shall be deemed to be satisfied on the date of the Change in Control, unless (i) the Change in Control occurs prior to February 1, 2029 and (ii) the PSU Award is assumed or substituted, in which case, the Service Condition shall be satisfied on the earlier to occur of: (x) February 1, 2029, so long as the Grantee remains in continuous employment or service through such date and (y) the date the Grantee is terminated without “Cause” or resigns for “Good Reason” (as such terms are defined in Exhibit B attached hereto) on or after the date of the Change in Control.

(c)    Settlement Timing and Form of Payment. The date on which the Service Condition is satisfied in accordance with Section 5(b) of this Agreement shall be the Vesting Date for purposes of Section 3 of this Agreement, so long as both the Performance Condition and the Service Condition are satisfied as of such date. Settlement shall be made in cash, except that, if the PSU Award is assumed or substituted, settlement shall be made in shares of the stock subject to the assumed or substituted award.

6.Termination of Employment or Service. Except as otherwise provided in this Agreement (including the Vesting Schedule) or the Plan, the Grantee must remain continuously employed or engaged by the Company or its Affiliates through the Vesting Date and any portion of the PSU Award that is unvested at the time of the Grantee’s termination of employment or service with the Company or its Affiliates for any reason shall be forfeited without payment of consideration upon such date. A change in the status (whether as employee, member of the Board or other non-employee advisor or service provider) in which the Grantee renders service to the Company and its Affiliates or a change in the entity for which the Grantee renders such service shall not constitute a termination of the Grantee’s employment or service for purposes of this Agreement, so long as there is no interruption or termination of the Grantee’s services to the Company and its Affiliates; provided, however, that if the entity employing or engaging the Grantee ceases to be an Affiliate of the Company, as determined by the Administrator, the Grantee’s employment or service shall be considered to have terminated on the date such entity ceased to be an Affiliate.

7.Voting Rights and Dividends. Until such time as PSUs are paid out in shares of Common Stock (if at all), the Grantee shall not have any voting, dividend or other shareholder rights with respect to any shares of Common Stock underlying this PSU Award (“Underlying Shares”). No dividend equivalents shall accrue or be paid to the Grantee with respect to the Underlying Shares.

8.Adjustments Upon Certain Unusual or Nonrecurring Events or Other Events. Upon certain unusual or nonrecurring events, or other events, the terms of these PSUs shall be adjusted by the Administrator pursuant to Section 14 of the Plan.

9.Incorporation of Plan. Notwithstanding anything herein to the contrary, this PSU Award and this Agreement shall be subject to and governed by all the terms and conditions of the Plan. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

10.Taxes.

(a)    By accepting this Agreement, the Grantee hereby elects to either (A) sell Underlying Shares in an amount and at such time as is determined in accordance with this Section 10, and to allow the Agent (as defined below) to remit the cash proceeds of such sales to the Company as more specifically set forth below (the “Sell to Cover”) to permit the Grantee to satisfy any Federal, state, local, foreign or other taxes (including without limitation social insurance contributions or national insurance contributions) required by law to be withheld in respect of the PSU Award (“Withholding Obligations”) arising from the vesting of the PSU Award and the related issuance of Underlying Shares to the Grantee or (B) make arrangements to the Administrator’s satisfaction under his or her existing 10b5-1 trading plan (“Existing 10b5-1 Plan”) to provide for the satisfaction of any Withholding Obligations. If the Grantee does not make arrangements satisfying any Withholding Obligations to the Administrator’s satisfaction under their Existing 10b5-1 Plan by the time of the Vesting Date, then any such Withholding Obligations will be satisfied through a Sell to Cover as outlined in Section 10(b) of this Agreement.

(b)    In the event of a Sell to Cover under this Agreement, the Grantee acknowledges and agrees as follows:

i.The Grantee irrevocably appoints Merrill Lynch, Pierce, Fenner & Smith Inc., or such other registered broker-dealer that is a member of the Financial Industry Regulatory Authority, Inc. as the Administrator may select, as his or her agent (the “Agent”), and authorizes and directs the Agent to:

1.Sell on the open market at the then prevailing market price(s), on the Grantee’s behalf, as soon as reasonably practicable on or after the Vesting Date, the number (rounded up to the next whole number) of Underlying Shares that is sufficient to generate proceeds to cover (A) the Withholding Obligations arising from the vesting of the PSU Award and the related issuance of Underlying Shares to the Grantee and (B) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto;

2.Remit directly to the Company the proceeds necessary to satisfy the Withholding Obligations;

3.Retain the amount required to cover all applicable fees and commissions due to, or required to be collected by, the Agent, relating directly to the sale of the Underlying Shares referred to in clause (1) above; and

4.Remit to the Grantee any remaining funds from the sale of Underlying Shares referred to in clause (1).

ii.The Grantee acknowledges that its agreement to Sell to Cover and the corresponding authorization and instruction to the Agent set forth in this Section 10 are intended to constitute a “non-Rule 10b5-1 trading arrangement” within the meaning of Item 408(c) of Regulation S-K under the Act and will be interpreted to comply with the requirements of such Item 408(c) (the Grantee’s agreement to Sell to Cover and the provisions of this Section 10, collectively, the “Trading Plan”). In furtherance thereof, the Grantee acknowledges and agrees as follows:

1.This Trading Plan is being entered into in good faith and not as part of a plan or scheme to evade the requirements of Item 408(c).

2.The Grantee is not, as of the date of adoption of this Trading Plan, aware of any material nonpublic information about the Common Stock or the Company.

iii.The Grantee acknowledges that by accepting this PSU Award, he or she is adopting the Trading Plan to permit the Grantee to satisfy Withholding Obligations. The Grantee hereby authorizes the Company and the Agent to cooperate and communicate with one another to determine the number of Underlying Shares that must be sold to satisfy the Withholding Obligations.

iv.The Grantee acknowledges that the Agent is under no obligation to arrange for the sale of Underlying Shares at any particular price under this Trading Plan and that the Agent may effect sales as provided in this Trading Plan in one or more sales and that the average price for executions resulting from bunched orders may be assigned to their account. The Grantee further acknowledges that he or she will be responsible for all brokerage fees and other costs of sale associated with this Trading Plan, and agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. In addition, the Grantee acknowledges that it may not be possible to sell Underlying Shares as provided for in this Trading Plan due to (A) a legal or contractual restriction applicable to the Grantee or the Agent, (B) a market disruption, (C) a sale effected pursuant to this Trading Plan that would not comply (or in the reasonable opinion of the Agent’s counsel is likely not to comply) with the Act, (D) the Company’s determination that sales may not be effected under this Trading Plan or (E) rules governing order execution priority on the national exchange where the Common Stock may be traded. If the Agent is not able to sell the Underlying Shares under this Trading Plan, then the Grantee shall continue to be responsible for the timely payment to the Company of all Withholding Obligations.

v.The Grantee acknowledges that regardless of any other term or condition of this Trading Plan, the Agent will not be liable to the Grantee for (A) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, or (B) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond the Agent’s reasonable control.

vi.The Grantee agrees to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this Trading Plan. The Agent is a third-party beneficiary of this Section 10 and the terms of this Trading Plan.

vii.The Grantee’s agreement to Sell to Cover and to enter into this Trading Plan is irrevocable. Upon acceptance of the PSU Award, Grantee shall have agreed to Sell to Cover and to enter into this Trading Plan, and Grantee acknowledges that they may not change this decision at any time in the future with respect to the PSU Award. This Trading Plan shall terminate on the earlier of:

1.the date on which all Withholding Obligations arising from the vesting event in respect of the PSU Award and the related issuance of the Underlying Shares have been satisfied;

2.the Grantee’s, Administrator’s or Agent’s reasonable determination that: (a) the Trading Plan does not comply with Item 408(c) or other applicable securities laws or (b) the Grantee has not complied with the Trading Plan, Rule 10b5-1 or other applicable securities laws;

3.receipt by the Agent of a written notice from the Company, Administrator or Grantee regarding: (a) a public announcement having been made of a tender or exchange offer involving the Company’s securities; (b) a definitive agreement having been announced relating to a merger, reorganization, consolidation or similar transaction in which the Underlying Shares covered by this Trading Plan would be subject to a lock-up provision or would be exchanged or converted into cash, securities or other property; (c) a sale having been made of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, or a transaction affecting the Company occurring in which the owners of the Company’s outstanding voting power prior to the transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of the transaction; (d) a dissolution or liquidation of the Company having taken place or being in process, or the commencement or impending commencement of any proceedings in respect of or triggered by the Company’s bankruptcy or insolvency; or (e) this Trading Plan or its attendant transactions possibly causing the breach of a contract or agreement to which the Company is a party or by which the Company is bound;
4.receipt by the Agent of written notice of the Grantee’s death or legal incapacity from the Administrator or the Company; or

5.receipt by the Agent of written notice of termination from the Grantee that is signed by the Administrator or the Company.

(c)    The Company shall have no obligation to deliver Underlying Shares until all applicable Withholding Obligations have been fully satisfied by the Grantee. The Company makes no representation or undertaking regarding the tax treatment of the grant, vesting, or settlement of this PSU Award or the subsequent sale of any of the Underlying Shares. The Company does not commit and is under no obligation to structure this PSU Award to reduce or eliminate the Grantee’s tax liability.

11.Section 409A of the Code. This PSU Award is intended to comply with the requirements of Section 409A of the Code or an exemption thereto, and this Agreement shall be interpreted in a manner consistent with this intent in order to avoid the imposition of any additional tax, interest or penalties under Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, in no event shall any delivery of shares of Common Stock or other payment pursuant to this PSU Award occur after the short-term deferral period described in Treas. Reg. § 1.409A-1(b)(4). In no event shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Grantee pursuant to Section 409A of the Code or any damages for failing to comply with Section 409A of the Code or an exemption thereto.

12.No Right to Continued Employment and Other Service Conditions. As a condition to accepting this PSU Award, Grantee acknowledges and agrees as follows:
a.Nothing in the Plan or this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its Affiliates to terminate Grantee’s employment at any time or for any reason in accordance with the Company’s Bylaws, governing law and any applicable employment agreement.

b.No terms of the Plan or this Agreement shall confer upon Grantee any right to continue his or her employment for any specified period of time.

c.Neither this Agreement nor any benefits arising under the Plan or this Agreement shall constitute an employment contract with the Company, any Subsidiary and/or its Affiliates.

d.If Grantee is not an employee, nothing in the Plan or this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its Affiliates to terminate the Grantee’s service, (i) if a member of the Board, on the Board at any time or for any reason in accordance with the Company’s Bylaws and governing law, or (ii) if a non-employee consultant or advisor, in accordance with the terms of the contract with such consultant or advisor.

e.In no event shall any of the terms of the Plan or this Agreement itself confer upon Grantee any right to continue his or her service for any specified period of time.

f.Any notice period mandated under applicable law shall not be treated as service for the purpose of determining the vesting of this PSU Award and Grantee’s right to vesting of this PSU Award after termination of service, if any, will be measured by the date of termination of Grantee’s active service and will not be extended by any notice period mandated under applicable law. Subject to the foregoing and the provisions of this

Agreement, the Company, in its sole discretion, shall determine whether Grantee’s service has terminated and the effective date of such termination.

g.The grant of this PSU Award is voluntary and occasional and does not create any contractual or other right to receive future grants of PSU Awards, or benefits in lieu of PSU Awards, even if PSU Awards have been granted repeatedly in the past. All decisions with respect to future PSU Award grants, if any, will be at the sole discretion of the Company.

h.Grantee is voluntarily participating in the grant of this PSU Award.

i.This PSU Award is an extraordinary item that does not constitute compensation of any kind for service of any kind rendered to the Company or its Affiliates or Subsidiaries, and which is outside the scope of Grantee’s employment contract, if any. This PSU Award is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

j.The future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty. The value of the shares may increase or decrease.

k.No claim or entitlement to compensation or damages arises from termination of this PSU Award or diminution in value of this PSU Award or shares of Common Stock subject thereto, and Grantee irrevocably releases the Company and its Affiliates and Subsidiaries from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen then, by signing this Agreement, Grantee shall be deemed irrevocably to have waived Grantee’s entitlement to pursue such a claim.

13.Notices. Any notice or other communication given pursuant to this Agreement shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the Company at its principal place of business or to the Grantee at the address on the Company’s records or, in either case, at such other address as one party may subsequently furnish to the other party in writing. Additionally, if such notice or communication is by the Company to the Grantee, the Company may provide such notice electronically (including via email). Any such notice shall be deemed to have been given (a) on the date of postmark, in the case of notice by mail, or (b) on the date of delivery, if delivered in person or electronically.

14.Data Privacy. Grantee understands that the Company may collect, use and transfer, in electronic or other form, Grantee’s personal data as described in this Agreement for the exclusive purpose of implementing, administering and managing Grantee’s PSU Award. Grantee understands that the Company holds certain personal information about Grantee, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all PSU Awards or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor, for the purpose of implementing, administering and managing Grantee’s PSU Award (“Data”). Grantee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of this PSU Award, that these recipients may be located in Grantee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Grantee’s country. Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting Grantee’s local human resources representative. Grantee understands that recipients may receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s PSU Award, including any requisite transfer of such Data as may be required to a broker or other third party with whom Grantee may elect to deposit any shares acquired pursuant to this PSU Award. Grantee understands that Data will be held only as long as is necessary to implement, administer and manage Grantee’s PSU Award. Grantee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data or require any necessary amendments to Data, by contacting in writing Grantee’s local human resources representative. For more information on the processing of Data for the purposes set out above, Grantee understands that he or she may contact Grantee’s local human resources representative. For Grantees located within the European Union, Grantee understands that Data will always be processed in accordance with the Insmed EU Employee Personal Data Processing Notice, a copy of which is available from Grantee’s local human resources representative.

15.Language. If this Agreement or any other document related to the Plan is translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

16.Service Agreements. If any employment, consulting or similar services agreement between the Grantee and the Company or any of its Affiliates, as may be in effect from time to time (“Service Agreement”), conflicts with or is inconsistent with this Agreement, this Agreement shall control. Without limiting the generality of the foregoing sentence, this Agreement shall control over any Service Agreement with respect to the treatment of the PSU Award in the event of the Grantee’s termination of employment or service and in the event of a Change in Control.

17.Discretion to Reduce Payout. The Board or the Committee may, in its discretion, reduce the amount of any payment that would otherwise be made under this Agreement in the event of the Grantee’s (a) violation of any law or regulation applicable to the business of the

Company or any of its Affiliates or (b) action, or failure to act, that was performed in bad faith and to the detriment of the Company or any of its Affiliates.

18.Annex of Country-Specific Terms. Notwithstanding any provisions in this Agreement, this PSU Award may be subject to special terms and conditions set forth in the Annex to this Agreement for Grantee’s country of residence. Moreover, if Grantee relocates to one of the countries included in the Annex, the special terms and conditions for such country will apply to Grantee, to the extent the Company determines at its discretion that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Annex constitutes part of this Agreement.

* * *

INSMED INCORPORATED
By: /s/ Sara Bonstein
Chief Financial Officer

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.
By: /s/ /$ParticipantName$/